UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Meritage Homes Corporation
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Explanatory Note

In the proxy statement filed by Meritage Homes Corporation ("we", “our” or the “Company”) on March 24, 2023 for our 2023 Annual Meeting of Stockholders, the biography for one of our directors, Gerald Haddock, inadvertently omitted that Mr. Haddock is currently a member of the board of directors of ProFrac Holding Corp. (NASDAQ: ACDC). We are filing this supplement to correct this omission as well as to clarify the name of the non-traded SEC reporting real estate investment trust referenced in Mr. Haddock's biography as Silver Star Properties REIT, Inc. and the tenure of Mr. Haddock's directorship at Union Acquisition Corp II. Set forth below is an updated biography for Mr. Haddock that reflects these changes.

Mr. Haddock has been a director since January 2005. Mr. Haddock is the founder of Haddock Enterprises, LLC and formerly served as President and CEO of Crescent Real Estate Equities, a diversified real estate investment trust. Mr. Haddock previously served for over 30 years as a director of Valaris plc (formerly ENSCO International, Plc.), a leading global offshore oil and gas drilling service company. As a director for Valaris, he served as its co-lead director and Chairperson of the Audit Committee and was also a member of the Nominating & Governance Committee. Mr. Haddock also served as a director of Union Acquisition Corp II, a special purpose acquisition corporation, from December 2018 until the fall of 2021. Further, since mid-2020 Mr. Haddock has served as a director of Silver Star Properties REIT, Inc., a non-traded SEC reporting real estate investment trust, and is the Chairman of the Nominating & Governance Committee and a member of the Audit Committee. Mr. Haddock also serves as a director of ProFrac Holding Corp. since May 2022 (NASDAQ: ACDC). He also serves on the board of the CEELI Institute. Mr. Haddock has previously served on the Board of Trustees of Baylor College of Medicine, as a member of the Executive Investment Committee at Baylor University, and on the M.D. Anderson Proton Therapy Education and Research Foundation.

Mr. Haddock received his Bachelor of Business Administration and Juris Doctorate degrees from Baylor University. He also received a Masters of Law in Taxation degree from New York University and an MBA from Dallas Baptist University. Mr. Haddock has extensive experience in real estate, legal and regulatory compliance.

Except as specifically discussed in this Explanatory Note, this supplement does not otherwise modify or update any other disclosures in the proxy statement. This supplement should be read together with the proxy statement, which should be read in its entirety.